News Release

INTERDIGITAL FILES PATENT INFRINGEMENT ACTION
AGAINST HUAWEI IN UK

WILMINGTON, DEL. — December 4, 2019 — InterDigital, Inc. (NASDAQ: IDCC), a mobile and video technology research and development company, has filed a patent infringement action in the United Kingdom against Huawei seeking, among other things, a determination of FRAND terms for a license to InterDigital’s portfolio of 3G, 4G and 5G standards-essential patents (SEPs).

The action comes after 18 months of negotiation and the expiration of Huawei’s previous SEP license with InterDigital, and after InterDigital had made clear to Huawei that it is willing to have an impartial panel of arbitrators determine fair, reasonable and non-discriminatory (FRAND) terms and conditions for a global license to InterDigital’s SEPs. InterDigital’s previous license agreement with Huawei was reached after a lengthy arbitration process, the outcome of which was approved by the Paris Court of Appeals in 2016.

InterDigital is generally acknowledged as one of the top innovators and contributors to cellular wireless standards, a track record that is reflected in the company’s portfolio of more than 32,000 patents and applications. In studies by third-party analysts the company is aware of since 2012 that have evaluated the share of patents and applications that are likely essential to 3G and/or 4G standards, InterDigital’s share of likely SEPs has ranged from 7-10% for LTE and averaged close to 10% for 3G, placing the company in the top 4 patent holders in more than 70% of these studies.

“InterDigital is committed to constructive, arm’s-length negotiation, fair licensing, and the use of impartial arbitration when parties are simply unable to reach agreement said William J. Merritt, President and CEO. “We’re also committed to having our significant intellectual property and contributions to standards respected and enforced. We’re hopeful that Huawei will choose to resolve this situation through arbitration or negotiation, rather than holding out or through litigation in a favorable court, especially given the significant history of negotiation and arbitration involving the two companies. In bringing this claim in the UK High Court of Justice -- which is a purely neutral venue and has a history of examining standards-essential patent issues -- we’re hopeful for a speedy resolution and a fair license.”

The claim was filed by InterDigital and its patent holding subsidiaries in the High Court of Justice of England and Wales. In the proceedings, InterDigital is seeking, among other things, a declaration that terms offered by InterDigital to Huawei for a worldwide license are consistent with InterDigital’s FRAND commitments or, alternatively, a determination of FRAND terms for a license to InterDigital’s portfolio of 3G, 4G and 5G SEPs. The company is also seeking a “FRAND injunction” of the type previously awarded by the High Court of Justice in Unwired

Planet v. Huawei, which would prevent further infringement of the litigated patents in the UK where the court has settled the terms of a FRAND license and the defendant does not enter into a license on those terms.

The patents asserted are:

•	European Patent (UK) 2 363 008 – Enables the efficient control of carrier aggregation in 4G (LTE). In advanced mobile phones, carrier aggregation is key to achieving high data rates.

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European Patent (UK) 2 557 714 – Supports the use of multiple antennae transmissions in 4G (LTE). The patent enables the use of flexible levels of error protection for reporting by the handset, increasing the reliability of the signaling.

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European Patent (UK) 2 485 558 – Allows mobile phone users quick and efficient access to 4G (LTE) networks. One of the main technological challenges of developing LTE networks was efficient bandwidth usage for various traffic types such as VoIP, FTP and HTTP. This patent relates to inventions for quickly and efficiently requesting shared uplink resources — for example, reducing lag when requesting a webpage on a smartphone on LTE networks.

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European Patent (UK) 2 421 318 – Relates to an enhancement to 3G known as High Speed Uplink Packet Access (HSUPA), where efficient, fast scheduling of resources is key to optimizing the user’s experience. The patented invention decreases latency during HSUPA transmission by eliminating certain scenarios in HSUPA where scheduling requests may be blocked. A blocked scheduling request may prevent a smartphone from sending data.

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European Patent (UK) 3 355 537 – Also relates to HSUPA. The patented invention increases efficiency of bandwidth usage during HSUPA transmission by ensuring that mobile phones do not utilize resources allocated to them for HSUPA transmission in an inefficient manner.

About InterDigital®

InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814